Exhibit 99.1

Fair Isaac Announces Second Quarter 2008 Results

Earnings per share of $0.28, including a loss from discontinued operations of $0.08;

Earnings per share from continuing operations of $0.36, including net charges related to previously announced reengineering plan of $0.08 per share

MINNEAPOLIS--(BUSINESS WIRE)--Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision management technology, today announced the financial results for its second quarter ended March 31, 2008.

As announced on April 1, 2008, the company entered into a definitive agreement for the sale of its Insurance Bill Review business unit on March 31, 2008. The transaction is expected to close in the third quarter, and has been reported as a discontinued operation within this press release and in the accompanying financial statements.

“We achieved respectable results in a challenging market. We are focused on controlling costs during this tight market, as evidenced by our reengineering for growth effort launched in the quarter, while continuing to invest in our Decision Management growth strategy,” said Mark Greene, Chief Executive Officer of Fair Isaac.

Second Quarter Fiscal 2008 Results from Continuing Operations

The company reported second quarter revenues from continuing operations of $193.2 million in fiscal 2008 versus $190.7 million reported in the prior year period. Net income from continuing operations for the second quarter of fiscal 2008 totaled $17.8 million, or $0.36 per diluted share, versus $21.6 million, or $0.37 per diluted share, reported in the prior year period.

Second quarter fiscal 2008 results from continuing operations included after-tax charges of $4.0 million, or $0.08 per diluted share, related to the company’s previously announced reengineering plan. The charges relate to a reduction in workforce and facility consolidation.

Second quarter fiscal 2007 results from continuing operations included $3.3 million in revenues from the mortgage product line, which was sold in March 2007.

Second Quarter Fiscal 2008 Revenues from Continuing Operations Highlights

Revenues for second quarter fiscal 2008 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $101.3 million in the second quarter compared to $101.7 million in the prior year quarter, or a decrease of 0.3%, primarily due to the divestiture of the mortgage product line in the second quarter of fiscal 2007 and a decline associated with marketing solutions and originations products, offset by an increase in revenues derived from collections and recovery, and customer management products.
  Scoring Solutions revenues were $39.3 million in the second quarter compared to $42.3 million in the prior year quarter, or a decrease of 7.2%, primarily due to a decrease in revenues derived from our PreScore® Service.
  Professional Services revenues were $39.5 million in the second quarter compared to $37.3 million in the prior year quarter, or an increase of 6.0%, primarily due to an increase in revenues derived from collections and recovery and Blaze Advisor™ implementation services.
  Analytic Software Tools revenues were $13.1 million in the second quarter compared to $9.4 million in the prior year quarter, or an increase of 39.1%, due to an increase in revenues generated from sales of the Blaze Advisor™ and Model Builder products.

Fiscal 2008 Year-to-date Results from Continuing Operations

The company reported year-to-date revenues from continuing operations of $383.3 million in fiscal 2008 versus $388.8 million reported in the prior year period. Net income from continuing operations for year-to-date fiscal 2008 totaled $38.6 million, or $0.77 per diluted share, versus $53.2 million, or $0.90 per diluted share, reported in the prior year period.

Year-to-date fiscal 2007 results from continuing operations included $7.7 million in revenues from the mortgage product line, which was sold in March 2007.

Fiscal 2008 Year-to-date Revenues from Continuing Operations Highlights

Revenues for year-to-date fiscal 2008 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $198.8 million compared to $202.3 million in the prior year, or a decrease of 1.7%, primarily due to the divestiture of the mortgage product line in the second quarter of fiscal 2007 and a decline associated with marketing solutions and originations products, partially offset by an increase in revenues derived from collections and recovery, and consumer products.
  Scoring Solutions revenues were $82.0 million compared to $87.2 million in the prior year, or a decrease of 6.0%, primarily due to a decrease in revenues derived from our PreScore® Service.
  Professional Services revenues were $75.5 million compared to $75.7 million in the prior year, or a decrease of 0.2%, primarily due to a decline associated with originations, and healthcare implementation and consulting services, partially offset by an increase in revenues derived from collections and recovery, customer management and Blaze Advisor™ implementation services.
  Analytic Software Tools revenues were to $27.0 million compared to $23.6 million in the prior year, or and increase of 14.4%, due to an increase in revenues generated from the sale of the Blaze Advisor™ product.

Bookings from Continuing Operations Highlights

The bookings from continuing operations for the second quarter were $99.2 million compared to $57.8 million in the same period last year. Year-to-date fiscal 2008 bookings from continuing operations were $191.9 million compared to $129.8 million for the prior year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Impact from Discontinued Operations

Second quarter revenues associated with the discontinued operation were $10.1 million in fiscal 2008 versus $10.3 million in the prior year period. The net loss associated with the discontinued operation for the second quarter of fiscal 2008 totaled $4.3 million, or $0.08 per diluted share, versus $200,000, or no impact on income per diluted share, in the prior year period. The second quarter of fiscal 2008 loss is comprised of a $4.2 million loss on the sale of the business unit and $100,000 loss from operations.

Year-to-date revenues associated with the discontinued operation were $19.3 million in fiscal 2008 versus $20.4 million in the prior year period. The net loss associated with the discontinued operation for year-to-date fiscal 2008 totaled $4.9 million, or $0.10 per diluted share, versus $600,000, or $0.01 per diluted share, in the prior year period.

The company expects to recognize an additional tax benefit of approximately $7.0 million in the third quarter upon completion of the transaction. This benefit, which represents tax deductions related to intangible assets of the business unit, will result in an after-tax gain related to the sale of the business unit, and will offset the net loss recorded in the second quarter.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents, and investments were $200.3 million at March 31, 2008, as compared to $246.8 million at September 30, 2007. Significant changes in cash and cash equivalents from September 30, 2007 include cash provided by operations of $70.3 million, borrowings under the revolving credit facility of $43.0 million, and $14.9 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during fiscal 2008 includes $13.4 million related to purchases of property and equipment, $31.9 million related to the acquisition of Dash Optimization Limited, $23.3 million related to repurchases of Senior Convertible Notes, and $106.8 million to repurchase common stock.

Outlook of Continuing Operations

On April 1, 2008 the company announced a reengineering plan designed to grow revenues through strategic resource reallocation and to improve profitability through significant cost reductions. Once completed, the actions are expected to reduce the company’s annual revenues by $65 million, decrease the overall cost structure by $100 million, and yield annual pre-tax savings of $35 million. The financial guidance for the remainder of fiscal 2008 is dependent upon the timing of announced divestitures, closure or consolidation of facilities, and completion of other cost management actions. Therefore, due to the uncertainty of the timing of the benefits associated with these actions, the company is providing combined guidance for the second half of fiscal 2008.

The company expects revenues from continuing operations for the second half of fiscal 2008 to be approximately $380.0 million and earnings per diluted share to be approximately $0.74. This revenue and earnings per diluted share from continuing operations are based on the following assumptions:

  Cost management actions such as the reduction in workforce and facility consolidations will provide pre-tax savings of approximately $16-$18 million.

  The divestitures announced on April 1, 2008, aside from the Insurance Bill Review business unit, are expected to have a negligible effect on revenue and net income for the remainder of fiscal 2008.
  Management expects to reinvest up to $3.5 million of the identified expense savings in areas of its business that can yield near term revenue growth.

Company to Host Conference Call

The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its second quarter fiscal 2008 results, and outlook for the remainder of fiscal 2008. The call can be accessed live on the Investor Relations section of the company’s Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through May 26, 2008.

Mid-Year Investor/Analyst Day with Management

The company will host a Mid-Year Investor/Analyst Day with Management in San Francisco tomorrow, Tuesday, April 29th at 9 a.m. Pacific Time at the Palace Hotel. Pre-registration is required to attend this event. A webcast will also be available for this event which can be accessed live on the Investor Relations section of the company’s website (www.fairisaac.com).

About Fair Isaac

Fair Isaac Corporation (NYSE:FIC) transforms business by making every decision count. Fair Isaac’s Decision Management solutions combine trusted advice, world-class analytics and innovative applications to give organizations the power to automate, improve and connect decisions across their business. Clients in 80 countries work with Fair Isaac to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about Fair Isaac at www.fairisaac.com.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the Company’s ability to execute the reengineering plan in the manner and timeframe described in this press release, the actual expense, revenue and net income impact associated with the reengineering plan, the success of the Company’s Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2007, and its quarterly report on Form 10-Q for the period ended December 31, 2007. If any of these risks or uncertainties materialize, Fair Isaac’s results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

Fair Isaac, Strategy Machine, Blaze Advisor and PreScore are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended March 31, 2008 and 2007
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Revenues	$193,234	$190,675	$383,340	$388,839

Operating expenses:
Cost of revenues	72,946	65,239	139,918	127,515
Research and development	20,662	17,431	40,131	34,825
Selling, general and administrative	61,365	67,138	128,124	134,215
Amortization of intangible assets	3,621	5,869	6,684	11,752
Restructuring and acquisition-related	6,124	-	5,679	-
Gain on sale of product line assets	-	(1,541)	-	(1,541)
Total operating expenses	164,718	154,136	320,536	306,766
Operating income	28,516	36,539	62,804	82,073
Other income, net	(1,278)	602	(3,406)	1,037
Income from continuing operations before income taxes	27,238	37,141	59,398	83,110
Provision for income taxes	9,464	15,510	20,788	29,869
Income from continuing operations	17,774	21,631	38,610	53,241
Loss from discontinued operations, net of tax	(4,287)	(193)	(4,937)	(578)
Net Income	$13,487	$21,438	$33,673	$52,663

Basic earnings per share:
Continuing operations	$0.36	$0.38	$0.78	$0.93
Discontinued operations	(0.08)	-	(0.10)	(0.01)
Total	$0.28	$0.38	$0.68	$0.92

Diluted earnings per share:
Continuing operations	$0.36	$0.37	$0.77	$0.90
Discontinued operations	(0.08)	-	(0.10)	(0.01)
Total	$0.28	$0.37	$0.67	$0.89

Shares used in computing earnings per share:
Basic	48,760	56,940	49,404	57,504
Diluted	48,961	58,659	50,084	59,328

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2008 and September 30, 2007
(In thousands)
(Unaudited)

	March 31,	September 30,
	2008	2007

ASSETS:
Current assets:
Cash and cash equivalents	$59,963	$95,284
Marketable securities	48,918	125,327
Accounts receivable, net	159,337	169,293
Prepaid expenses and other current assets	18,429	23,008
Deferred income taxes	1,391	-
Current assets of discontinued operations	10,989	9,839
Total current assets	299,027	422,751

Marketable securities and investments	91,440	26,150
Property and equipment, net	49,835	51,007
Goodwill and intangible assets, net	762,097	740,185
Other noncurrent assets	19,273	18,868
Long-term assets of discontinued operations	9,083	16,810
	$1,230,755	$1,275,771

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$39,817	$45,323
Senior convertible notes	367,259	390,963
Accrued compensation and employee benefits	33,228	43,418
Deferred revenue	36,989	42,010
Current liabilities of discontinued operations	4,433	4,210
Total current liabilities	481,726	525,924

Revolving credit agreement	213,000	170,000
Other noncurrent liabilities	16,854	13,533
Total liabilities	711,580	709,457

Stockholders’ equity	519,175	566,314
	$1,230,755	$1,275,771

FAIR ISAAC CORPORATION
REVENUES BY SEGMENT
For the Quarters and Six Months Ended March 31, 2008 and 2007
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Strategy machine solutions	$101,357	$101,661	$198,784	$202,279
Scoring solutions	39,276	42,335	82,003	87,253
Professional services	39,497	37,259	75,513	75,664
Analytic software tools	13,104	9,420	27,040	23,643
Total revenues	$193,234	$190,675	$383,340	$388,839

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended March 31, 2008 and 2007
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$33,673	$52,663
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	19,863	26,867
Share-based compensation	14,926	20,080
Changes in operating assets and liabilities, net of acquisition and disposition
	(6,782)	(17,097)
Other, net	8,589	5,891
Net cash provided by operating activities	70,269	88,404

Cash flows from investing activities:
Purchases of property and equipment	(13,430)	(11,651)
Cash proceeds from disposition of product line assets	-	13,904
Cash paid for acquisition, net of cash aquired	(31,941)	-
Net activity from marketable securities	10,804	12,737
Other, net	1,543	(213)
Net cash provided by (used in) investing activities	(33,024)	14,777

Cash flows from financing activities:
Proceeds from revolving line of credit	43,000	70,000
Repurchases of senior convertible notes	(23,348)	-
Proceeds from issuances of common stock	14,938	61,838
Repurchases of common stock	(106,841)	(196,443)
Other, net	(740)	7,387
Net cash used in financing activities	(72,991)	(57,218)

Effect of exchange rate changes on cash	425	1,330

Increase in cash and cash equivalents	(35,321)	47,293
Cash and cash equivalents, beginning of period	95,284	75,154
Cash and cash equivalents, end of period	$59,963	$122,447

CONTACT:
Fair Isaac Corporation
Investors & Analysts:
John D. Emerick, Jr., 800-213-5542
or
Marcy K. Oelhafen, 800-213-5542
investorrelations@fairisaac.com